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                       September 22, 2023

       Juan Ignacio Urthiague
       Chief Financial Officer
       Globant S.A.
       37A Avenue J.F. Kennedy
       L-1855 Luxembourg

                                                        Re: Globant S.A.
                                                            Form 20-F for the
fiscal year ended December 31, 2022
                                                            filed February 28,
2023
                                                            File No. 001-36535

       Dear Juan Ignacio Urthiague:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation